Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Beneficient’s Post-Effective Amendment on Form S-1 to Form S-4 (File No. 333-268741) of our report dated July 13, 2023 on our audits of the consolidated financial statements of Beneficient (f/k/a The Beneficient Company Group, L.P.) and its subsidiaries as of March 31, 2023 and 2022 and for the years ended March 31, 2022, December 31, 2021 and 2020 and the three months ended March 31, 2022 dated July 13, 2023.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Weaver and Tidwell, L.L.P.

San Antonio, Texas

July 19, 2023